                               SUPPLY AGREEMENT

This Agreement, commencing 1st January 1998 by and between:

Courtaulds Fibres Ltd, a company incorporated under the laws of England having its registered office at 50 George Street, London W1A 2BB, England, hereinafter referred to as "Seller"

and

Aldila Materials Technology Corp., 1375 Union Road, Evanston, Wy. 82930, USA hereinafter referred to as "Buyer".

WITNESSETH THAT

WHEREAS Seller is a supplier of various grades of carbon fibre precursor, (hereinafter described as "the Products");

WHEREAS Buyer uses the Product * for its manufacture of carbon fibre on a continuing basis and Seller is prepared to supply * or a mutually agreed equivalent on such a basis;

WHEREAS Buyer and Seller wish to agree terms for the supply of the Products;

NOW, THEREFORE THE PARTIES HAVE AGREED AS FOLLOWS:

ARTICLE 1 - SALE AND PURCHASE

         With effect from 1st January 1998 ("the Commencement Date"), Seller agrees to sell to Buyer, *.


* Material omitted and filed separately with the SEC pursuant to a request for confidential treatment.

ARTICLE 2 - ORDERS, SHIPMENT

2.1 Prior to the beginning of each relevant calendar year, Buyer shall provide an estimate of the quantities of the Products it expects to require, by product, during the forthcoming year.

         Quantities will be confirmed by Buyer prior to each three month period, commencing with the period quarter 1, 1998.

2.2 Orders will be placed monthly or quarterly by Buyer, providing at least 14 days notice to quantities and schedule for the entire period. Each such order shall constitute a separate contract between the parties.

2.3 Save as provided herein, sales of the Products shall be governed solely by Seller's standard written conditions of contract as set out in Schedule 1.

         In the event of any conflict between any such conditions and any terms of this Agreement, the terms of this Agreement shall prevail (notwithstanding Section 1(a) of the said standard conditions).

2.4 Accordingly, Seller warrants that the Products will comply with the specifications mutually agreed upon by the parties from time to time (the present specification being set out in Schedule 2), but does not warrant that the Products are suitable for any particular purpose.

2.5 Each order shall be delivered by Seller to Buyer's factory at Evanston Wy - USA according to the agreed delivery schedule, *.

* Material omitted and filed separately with the SEC pursuant to a request for confidential treatment.

ARTICLE 3 - PRICES, PAYMENT

3.1 The prices of the Products to be delivered pursuant to this Agreement shall be those determined in accordance with the provisions of this Article.*

3.2     *


* Material omitted and filed separately with the SEC pursuant to a request for confidential treatment.

3.3     *

3.4     *

3.5     *


* Material omitted and filed separately with the SEC pursuant to a request for confidential treatment.

3.6     *

3.7     *

3.8     *

3.9     *

ARTICLE 4 - FORCE MAJEURE

4.1 Neither Seller nor Buyer shall be deemed to be in default hereunder if prevented from performing its obligations resulting from this Agreement by reason of any circumstance beyond its reasonable control, occurring after the commencement date including without limiting the generality of the foregoing: acts of God, fire, explosion, war or acts of any government or international or supranational authority having jurisdiction over the parties hereto.

4.2 The party prevented from performing its obligations by reasons referred to in the preceding clause shall inform the other party to that effect by telex or facsimile transmission immediately and shall confirm the same by registered letter.

4.3 It is agreed that during the period of any such circumstances the obligations of the parties shall be suspended. If, however, either Seller or Buyer is prevented or is reasonably to be expected to be prevented from the delivering or taking off quantities ordered hereunder, either party may cancel such deliveries by written notice to the other party.

4.4 Nothing in the foregoing shall relieve either party of any obligation in relation to goods already shipped, under Article 2.

ARTICLE 5 - ASSIGNMENT

        This Agreement shall not be assigned to a third party in whole or in part by either party without the written consent of the other party hereto, save that the Seller may, on giving notice to Buyer, assign all its rights and obligations hereunder to Courtaulds plc or any wholly owned subsidiary thereof, and Buyer on giving notice to Seller may assign all its rights and obligations hereunder to Aldila Inc., or any of its subsidiaries.


* Material omitted and filed separately with the SEC pursuant to a request for confidential treatment.

ARTICLE 6 - TERM

6.1 This Agreement shall remain in force for a minimum period of five years from the Commencement Date, provided that either party may terminate this Agreement by 24 months written notice given at any time after the third anniversary of the Commencement Date.

6.2 Seller may terminate this agreement with immediate effect in the event that the Buyer is acquired by, or acquires an acrylic fibre manufacturing company.

ARTICLE 7 - APPLICABLE LAW, COMPETENT COURT

        The present Agreement shall be governed by and construed in accordance with the English Law, and the parties agree to submit all other disputes to arbitration in London before the London Court of International Arbitration, whose findings shall be binding on the Parties, who shall waive any right of appeal.

ARTICLE 8 - SELLERS WARRANTY

8.1 In addition to the specific warranties contained in the Sellers standard written conditions of sale, as set out in Schedule 1, the Seller will indemnify and hold the Buyer harmless against all damages and costs which may be be awarded against the Buyer by any court resulting from any claim that the Products in the form sold to the Buyer (but not any processing, conversion or use of the Products or any downstream product resulting therefrom) infringes any valid US patent which is published prior to the Commencement Date or which issues from any patent application published in the USA prior to the Commencement Date which designates the USA as a territory in which the application is seeking patent protection, provided that:

8.2 The Buyer promptly informs the Seller of all relevant patents and patent applications which come to its attention and of all claims and allegations made concerning infringement or potential infringement of any patents by the Products, to the extent that such patent, patent application, alleged infringement or alleged potential infringement relates to the claim regarding infringement of a third party patent for which indemnification is being sought hereunder.

8.3 The Buyer gives the Seller care and control of any litigation initiated against the Buyer for infringement of any patent by the Products and signs such documents and does such things as are necessary for the Seller to defend such litigation and counterclaim against the validity of the patent in issue, all at the Sellers expense, and

8.4 The Buyer gives the Seller all reasonable assistance in minimising any liability for patent infringement as aforesaid including, if requested, assistance in opposing grant of relevant patents, all at the Sellers expense.

ARTICLE 9 - MISCELLANEOUS

9.1 In the event that any provision of this Agreement is declared by any judicial or other competent authority to be void and unenforceable, the parties shall amend that provision in such reasonable manner as achieves the intention of the parties without illegality, and the remaining provisions of this Agreement shall remain in full force and effect, unless either party, in its discretion, decides that the effect of it is to defeat the original intention of the said party, in which event either party shall be entitled to terminate the Agreement forthwith.

9.2 This Agreement contains the entire agreement, between the parties in relation to supplies of the Products by Seller or Buyer and supersedes all previous Agreements on this and related subjects, which are hereby agreed to be cancelled.

9.3 No amendment hereto shall be binding unless in writing and signed by both parties.

9.4 No failure by either party to assert any right hereunder shall be deemed to constitute any waiver thereof.

9.5 Any notice or consent to be given or served hereunder shall be in writing and deemed duly served seven days after it has been placed prepaid in first class airmail post or immediately upon sending by telex or facsimile transmission to the address set out above, provided that the recipient's answer-back code shall have been received.

9.6 This Agreement may be terminated by either party should the other party be in default of any such of its obligations hereunder and have failed to rectify such default within 30 days after receipt of a notice of default by the defaulting party, or should the other party become insolvent or should any administration or receiver be appointed in respect of any of its assets, or should it make any composition with its creditors.

IN WITNESS THEREOF, the parties have caused this Agreement to be executed by their duly authorised representatives:

COURTAULDS FIBRES LTD.                        ALDILA INC.

/s/ John Fagge                                /s/ Robert J. Cierzan
--------------------------                    ------------------------
Date: 11/9/97                                 Date: 11/5/97

                                    SCHEDULE l







                             CONDITIONS OF CONTRACT






                                  SEE ATTACHED

                            CONDITIONS OF CONTRACT

1. General
   (a) These conditions supersede all prior representations or arrangements, and contain the entire agreement between the parties in connection with the products (unless otherwise stated on Seller's order confirmation). All other terms and conditions, express or implied, are excluded. None of Seller's employees or agents has authority to modify or supplement these conditions or to accept any order except on Seller's official sales forms.
   (b) Nothing in these conditions shall restrict the statutory rights of a buyer who deals as a consumer.
   (c) References to the products include their packaging. If Seller has not issued an order confirmation, "Seller's order confirmation" means any document issued by Seller indicating the terms on which the products are supplied.
   (d) Subject to the provisions of this contract, terms defined in the 1990 edition of Incoterms have the same meaning when used in these conditions.

2. Delivery
   (a) Delivery or despatch dates quoted or requested, or dates when goods will be ready for shipment, are given or accepted by Seller in good faith but are not guaranteed.
   (b) Delivery shall be made to the place(s) and by the method(s) specified on Seller's order confirmation (or if none, FCA Free carrier to the point specified on Seller's order confirmation). Buyer is responsible for un-loading. Buyer's or its carrier's receipt shall be conclusive evidence of delivery.
   (c) Returnable packaging will be charged to Buyer, but if returned empty, clean, securely closed and in good condition within 30 days after receipt by Buyer, Seller will credit Buyer with the amount charged. Any special packaging requirements will incur a non-refundable additional charge.
   (d) Unless otherwise specifically agreed on Seller's order confirmation Buyer shall accept manufacturing tolerances accepted in the trade, and weights or quantities varying by not more than 10% from the contract weight or quantity, and shall pay pro rata for the actual weight or quantity delivered. The weight or quantity stated on Seller's despatch note shall be conclusive evidence of the amount delivered except in cases of manifest error.
   (e) Save for the purposes of Clause 3(c), 6(b) and 7, each delivery shall be treated as a separate contract, and partial deliveries are permitted unless otherwise stated on Seller's order confirmation. Accordingly, failure to make any particular delivery, or any breach of contract by Seller relating thereto, shall not affect any remaining deliveries.
   (f) Buyer shall take delivery of the products by any date quoted by Seller or requested by Buyer or (if none) within a reasonable time. Seller may deliver early where reasonable. Buyer shall be responsible for all storage, insurance and other costs relating to Buyer's failure to comply with the contract.
   (g) Buyer shall promptly supply all information and assistance required for Seller to execute Buyer's order.
   (h) Where the products are supplied under any internationally recognised trading terms as specified in Incoterms 1990, the provision by Seller of the usual transport document(s) or other evidence of delivery by Seller.
   (i) If Seller or its carrier is unable for any reason to place the products on board ship upon their arrival at the port of delivery, a warehouse receipt for the products shall be treated as sufficient delivery.
   (j) Other than for sales ex-works Seller undertakes to obtain any UK licence(s) required for the export of the products from the UK by Seller. Buyer undertakes to comply with any such licence(s) and to obtain and comply with all other necessary licenses, permits and consents (including all other export/import licenses).

3. Price
   (a) Unless otherwise stated on Seller's order confirmation, prices are FCA and exclusive of VAT and all other duties, fees or taxes. All sums due to Seller shall be paid in the currency and to the address stated on Seller's order confirmation, or such other address as Seller may require.

   (b) Payment is due by the date and in accordance with the payment terms and instructions stated on the Seller's order confirmation but Seller may require security for payment before dispatch in the circumstances described in Clause 6(c). Where discount is granted under the said payment terms, such discount will only be allowed upon payment being made before the due date (or earlier date stated on Seller's order confirmation for the purpose of obtaining discount) and payment by such date is a condition precedent to the allowance of discount.
   (c) Where prices are quoted in currencies other than sterling, Buyer shall compensate Seller for any currency losses suffered by Seller as a result of Buyer's failure to pay for the products on the due date for payment.
   (d) Unless prices are stated to be fixed on Seller's order confirmation, Seller may increase prices in accordance with increases in Seller's costs and/or general price list increases occurring after the date of Seller's order confirmation but before delivery. Buyer shall pay for any increases in delivery costs after the date of Seller's order confirmation.
   (e) In the circumstances described in Clause 6(c), all unpaid balances owing to Seller from Buyer shall become a debt immediately due and payable to Seller, irrespective of whether property in the products has passed to Buyer.
   (f) Time of payment is of the essence of the contract. Seller may change interest at * above Barclays Bank plc's base rate per annum for the time being (to accrue from day to day) on any sum owed to Seller under the contract which is not paid to the Seller on the due date, after as well as before any judgment. Buyer may not withhold payment or make any set-off on any account.
   (g) Seller may appropriate sums received from Buyer against any debt due to Seller from Buyer (under this or any other contract), irrespective of any purported appropriation by Buyer.

4. Seller's Warranty
   (a)     Seller warrants that upon delivery the products:
           (i)      are sold with good title; and
           (ii) comply with Seller's current published product data sheets (or, where there are none, that they comply with any specification appearing on Seller's order confirmation and are made with sound materials and workmanship to normal standards accepted in the industry), in all material respects ("Seller's Warranty").
           Seller does not warrant that the products are of satisfactory quality or fit for any particular purpose of or intended use by Buyer, and it is for Buyer to satisfy itself that the products are so fit.
   (b) Seller's Warranty is given on the condition that any instructions of Seller relating to the products are strictly complied with.
   (c) Buyer shall examine the products as soon as reasonably practicable after delivery. Buyer shall immediately notify Seller of any incomplete or failed delivery, loss or damage during carriage or if the products fail to comply with Seller's Warranty. Unless Buyer so notifies Seller within 30 days after the date when Buyer became or ought reasonably to have become aware of any of the above, and in any event before the earlier of
           (i)      6 months from the date of despatch by Seller; and
           (ii) 30 days after the products have been used or put into process
           Buyer shall (subject to Clauses 4(f) and 8(a)) be treated as having waived all claims connected with the matter which should have been notified.
    (d) Subject to notification within the period required by Clause 4(c), if it is shown to Seller's reasonable satisfaction that the products fail materially to comply with Seller's Warranty, Seller shall be given a reasonable opportunity to correct such failure, and, if Seller does not or is unable to do so, Seller will at Buyer's option either refund the contract price (or, if the products have depreciated for reasons other than Seller's default or have been used or put into process, a reasonable part of the contract price), or replace the products (if reasonably practicable) within a reasonable time, free of charge. Such correction, refund or replacement shall, subject to clause 4(f) and 8(a) below, be Seller's sole liability in relation to any such failure. Replacement products are covered by these conditions including Seller's Warranty. Products which are alleged not to comply with the contract shall as far as possible be preserved for inspection by Seller, and if replaced or if a refund is made shall be returned to Seller (at Seller's cost) if Seller reasonably so requests.
     (e) Clause 4(a)(ii) does not apply to seconds, remainder stock or samples or to goods sold as obsolete or sub-standard.
     (f) Seller does not exclude any liability which cannot be excluded as between Buyer and Seller under any United Kingdom legislation.

* Material omitted and filed separately with the SEC pursuant to a request for confidential treatment.

5.   Force Majeure
     (a) Seller shall not be liable for any failure to comply with the contract related to any circumstances whatever (whether or not involving Seller's negligence) which are beyond Seller's reasonable control and which prevent or restrict Seller from complying with the contract (including but not limited to a failure of a government or relevant authority to grant or to delay in the grant of, any licence(s) required for the export of the products from the UK).
     (b) Seller may where reasonable in all the circumstances (whether or not involving Seller's negligence) without liability suspend or terminate (in whole or in part) its obligations under the contract, if Seller's ability to manufacture, supply, deliver or acquire materials for the production of the products by Seller's normal means is materially impaired.

6.   Termination and Suspension
     (a) Except where Buyer has caused or contributed to any delay, Buyer may (as Buyer's sole remedy, without affecting the balance of the contract quantity) terminate the contract by notice to Seller in respect of any installment of products which is not despatched within 60 days after any date quoted on Seller's order confirmation (unless the goods have been specially manufactured or adapted for Buyer).
     (b) Seller may (without prejudice to its other rights or remedies) terminate or suspend Seller's performance of the whole or any outstanding part of the contract in the circumstances described in Clause 6(c). Seller may also suspend deliveries while investigating any claim relating to prior shipments (under any contract) of products.
     (c)   The relevant circumstances are if:
           (i) Buyer fails to take delivery of the Products by the date required under Clause 2(f) or fails to pay for the Products by the due date or breaches any other term of the contract: or
           (ii) Buyer becomes bankrupt or insolvent or if a receiver or encumbrancer takes possession of any material part of Buyer's assets, or Buyers suffers any foreign equivalent of the foregoing; or
           (iii) Seller has reasonable grounds for suspecting that an event in Clause 6(c)(ii) has occurred or will occur, or that Buyer will not pay for the products on the due date, and so notifies Buyer.
     (d) In addition, Seller shall have the right, by notifying Buyer, to suspend deliveries under this and/or any other contract Seller may have with Buyer (even though Buyer is not in arrears with any payment) if Seller considers that the amount outstanding in the account of Buyer (whether actually due for payment or not) has reached the limit to which the Seller is prepared to allow credit to Buyer, whether or not such limit has been notified to Buyer.
     (c) If Buyer provides Seller with security for the contract price, reasonably acceptable to Seller, within 3 working days after a notice has been given under Clause 6(c)(iii) or 6(d), Seller shall withdraw the notice.

7.   Risk and Title
     (a)   Risk in the products shall pass to Buyer upon delivery.
     (b)   However, Seller shall retain ownership of the products until
           (i)    Seller has received payment in full for the products or
           (ii) Subject to Clause 7(c) Buyer mixes or processes the products so that they lose their identity or are irrecoverably incorporated in or mixed with other goods, or
           (iii) Buyer sells them at arm's length in good faith to an unrelated third party.
(c) As a separate and independent condition, Buyer agrees that in the circumstances described in Clause 7(b)(ii), the resulting product ("the Downstream Product") shall be Seller's property until the conditions in Clause 7(b)(i) or (iii) have been met, unless the value of the other goods (as measured by the price charged to the Buyer or, if none, the direct factory cost to the Buyer of their manufacture) exceeds the invoice value for the products.

(d) Until ownership of the products or Downstream Products passes to Buyer, Buyer shall insure them against all usual risks to full replacement value, shall sell, use or part with possession of them only in the ordinary course of trading and shall where reasonably possible keep each delivery separate and clearly identified as Seller's property. In the circumstances described in Clause 6(c), Buyer's right to sell, use or part with possession of the products or Downstream Products shall terminate and Seller may recover and/or sell the products or Downstream Products and may enter Buyer's premises for that purpose, without prejudice to Seller's other remedies. If Seller recovers and/or sells the Downstream Products, any excess of the value of the Downstream Products (as reasonably estimated by Seller) over any amounts due to Seller under the contract plus Seller's costs of recovery and disposal shall be paid to Buyer. This obligation shall survive termination of the contract.

8.   Intellectual Property; and Third Party Claims
     (a) Seller will defend Buyer against any third party claim made against Buyer in the United Kingdom alleging that the products as such, in the original state sold by Seller, infringe any patent, registered design, trademark, tradename or copyright effective in the United Kingdom, and Seller will pay any damages and costs finally awarded against Buyer in the United Kingdom in respect of such a claim. Seller may modify the products so that they cease to infringe so long as Buyer is not substantially prejudiced by the modification.
     (b) Clause 8(a) shall not apply to the extent that the products are manufactured to Buyer's specification (or as provided in Clause
           (d)(i), or in respect of any use of the products not contemplated by Seller at the date of Seller's order confirmation.
     (c) Buyer shall not use any trademarks or tradenames applied to or used by Seller in relation to the products in any manner not approved by Seller.
     (d) Buyer shall indemnify Seller against any liability incurred by Seller.
           (i) As a result of incorporating property of Buyer in the products or applying any trademark, tradename or design to the products, on Buyer's instructions, or complying with any other instructions of Buyer relating to the products; and
           (ii) In relation to any third party claims arising from the use made of or dealings by Buyer in the products (irrespective of whether they involve the negligence of Seller, its agents or employees). Except as provided in clause 8(a) or if arising from Seller's wilful default.
     (c) The indemnified party shall promptly notify the other of any relevant claim, shall comply with the other's reasonable requirements to minimise liability and/or avoid further liability, and shall allow the other conduct of any action and/or settlement negotiations, on reasonable terms.

9.   ADVICE AND ASSISTANCE
           Seller shall not be liable in contract, tort or otherwise, and irrespective of the negligence of Seller, its agents or employees for any representations, advice or assistance given (under this contract or otherwise, and whether before or after the date of the contract) by or on behalf of Seller in connection with the products or the contract, unless and then only to the extent that Seller has made such representation, and/or agreed to provide such advice or assistance for a fee under a separate written contract with Buyer.

10.  LIMITATION OF LIABILITY
     (a) Without prejudice to any other limitation of Seller's liability (whether effective or not):
           (i) In no circumstances whatever shall Seller be liable (in contract, tort or otherwise, and irrespective of any negligence or other act, default or omission of Seller or its employees or agents) for any indirect or consequential losses (including loss of goodwill, business or anticipated savings), loss of profits or use, or (subject to clause 8(a)) any third party claims, in connection with the products or the contract.
           (ii) Except as provided under clause 8(a) Seller's total aggregate liability in connection with the products or the contract (in contract, tort or otherwise and whether or not related to any negligence or other act, default or omission of Seller or its employees or agents), is limited to the contract price, ex-works and ex-VAT.
     (b) Without prejudice to Seller's warranty, Buyer's sole remedy shall be in damages.
     (c) Seller's warranty and Buyer's remedies under clause 8(a) are in substitution for any other warranties, obligations, representations, liabilities, terms or conditions (whether they are expressed or implied, or arise in contract, tort, or otherwise, and irrespective of the negligence of Seller, its employees or agents) in connection with the products (including without limitation, any relating to satisfactory quality, fitness for purpose, conformity with description or sample, care and skill or compliance with representations, but excluding implied statutory warranties relating to title), and all such warranties, obligations, representations, liabilities, terms of conditions are hereby expressly excluded.
     (d) Without prejudice to clause 4(c), no action may be brought against Seller in connection with the Products or the contract unless proceedings are issued against Seller within two years after Buyer became or ought to have become aware of the circumstances giving rise thereto.
     (e) This clause 10 applies notwithstanding any fundamental breach or breach of a fundamental term of the contract by Seller.
11.  Health and Safety At Work
     (a) Buyer shall ensure that all products are safely and lawfully received, stored, maintained, used or applied by Buyer, and that Buyer obtains relevant information in Seller's possession relating thereto.
     (b) Buyer shall ensure that all appropriate safety information (whether supplied by Seller, Buyer or others) is distributed and drawn to the attention of customers and all others (including Buyer's employees) who require if for the safe handling or use of the products.

12.  Miscellaneous
     (a) The contract may not be assigned by Buyer without Seller's prior written consent.
     (b) Notices must be in writing to Seller's or Buyer's address and are deemed delivered on the first working day after sending by hand or (subject to confirmation of transmission) by telex or facsimile, or, within the UK, on the third working day after being placed prepaid in the first class post to Buyer's or Seller's UK address. Qualified acceptances by Buyer on delivery notes shall not constitute notice of any claim or acceptance by Seller of any such qualification.
     (c) No failure by Seller to enforce any provision of this contract shall be construed as a release of its rights relating thereto or to sanction any further breach.
     (d) If any provision of the contract is found to be invalid or unenforceable it shall have effect to the maximum extent permitted by law, or, if not so permitted, shall be deemed deleted.

13. Law
           This contract shall be governed by and construed in accordance with the law of England. Buyer hereby agrees, for Seller's exclusive benefit, that the English courts shall have sole jurisdiction to hear all claims or proceedings connected with the products or the contract. Seller may nevertheless bring claims in any other courts of competent jurisdiction.

                                   SCHEDULE 2



                             CARBON FIBRE PRECURSOR

                             PRODUCT SPECIFICATIONS




          See attached:


                ALDILA INC.,

                *





* Material omitted and filed separately with the SEC pursuant to a request for confidential treatment.

This page: Material omitted and filed separately with the SEC pursuant to a request for confidential treatment.

                                  Schedule 3

                             PRICE DIFFERENTIALS:

This page: Material omitted and filed separately with the SEC pursuant to a request for confidential treatment.